Sub-Adviser,"Loomis, Sayles & Company"
Fund Name,PFI Global Multi-Strategy Fund
Issuer,Targa Resources Partners Notes
Date of Purchase,10/23/2014
Underwriter From Whom Purchased,BofA Merrill Lynch
Affiliated/Principal Underwriter of Syndicate,Natixis
 Purchase Price ,$100.00
Aggregate % of Issue Purchased by the Firm,
2.13%
" Commission, Spread or Profit ",1.00%
Fair & Reasonable Commission (Y/N) (1),Y